SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): October 23, 1997



                          INTERNATIONAL FIBERCOM, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                     Arizona
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                 (State or other jurisdiction of incorporation)


        1-9690                                            86-0271282
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(Commission File Number)                    (IRS Employer Identification Number)



                 3615 South 28th Street, Phoenix, Arizona 85040
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    (Address of principal executive offices)                    (Zip Code)


       Registrant's telephone number, including area code:    (602) 941-1900



                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 9.           Sales of Equity Securities Pursuant to Regulation S.

         The Company financed its $4.8 million purchase of Concepts in Communications, Inc. ("Concepts"), which occurred in February 1997, through the sale of $1.5 million of 8% Convertible Subordinated Debentures ("Debentures") and $3.5 million of Series B Convertible Preferred Stock ("Series B Preferred") at a price of $1,000 per share to non-U.S. Persons in exempt transactions under
Section 4(2) and Regulation D under the Securities Act of 1933 (the "Act"). The Company paid fees of 2% of the proceeds raised in the offering. In connection with such sales, the Company committed to file a registration statement under the Act in order to register the Common Stock issuable upon conversion of the Debentures and the Series B Preferred (the "Conversion Shares") at the request of the holders of such securities. The Company has previously announced that it is in the process of acquiring a telecommunications equipment company and a telecommunications engineering/consulting company. As a result of these pending acquisitions, the Company has been unable to comply with the requests of such holders to register the Conversion Shares under the Act.

                  In lieu of filing such registration, the holders of the Series B Preferred and Debentures requested that the Conversion Shares to be issued upon conversion of the Debentures and Series B Preferred Stock be deemed to qualify under Regulation S under the Act. At the time of the original purchase of the Debentures and the Series B Preferred, as well as at the point of conversion, such holders were non-U.S. Persons and the transactions otherwise met the requirements of Regulation S. Accordingly, in October 1997, the Company, in reliance on the exemption provided by Regulation S, issued 709,677 Conversion Shares on the conversion of 1,100 shares of Series B Preferred, 613,565
Conversion Shares on the conversion of 882 Series B Preferred Shares, and 720,000 Conversion Shares on conversion of $900,000 principal amount of the Debentures, for a total of 2,043,242 shares of Common Stock.

                  In addition, in October 1997, in order to provide working capital and certain funds for one of the acquisitions, the Company completed the sale of $1.0 million of 5.5% Convertible Subordinated Debentures and $1.0 million of Series C Convertible Preferred Stock in exempt transactions under
Section 4(2) and Regulation D under the Act. The Debentures are convertible on or after January 27, 1998 until April 27, 1999, the Maturity Date, into shares of Common Stock at $5.475 per share.

                  The Series C Preferred is convertible into shares of Common Stock at a price equal to the lower of $6.48375 per share or 80% of the average closing bid prices of the Common Stock for the five consecutive days immediately preceding the date of conversion. For a one-year period after the issuance of the Series C Preferred, the floor on the conversion price will be $3.42 per share. Dividends are payable on the Series C Preferred at the rate of 4% per annum in shares of Common Stock or cash, at the option of the Company, on a quarterly basis. The Series C Preferred is redeemable, at the option of the Company, in whole or in part, on or after 60 days after insurance at 130% of the original purchase price. The Company has committed to file a registration statement covering the Common Stock issuable upon conversion of the Series C Preferred on or before November 30, 1997.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        INTERNATIONAL FIBERCOM, INC.




                                        By /s/ Joseph P. Kealy
                                        ----------------------------------------
                                        Joseph P. Kealy
                                        Its Chairman of the Board and President

Dated:  November 7, 1997